Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2026 (except for the effects of the stock split described in Note 2, as to which the date is September 21, 2026) in the Registration Statement (Form S-1 No. 333-298734) and related Prospectus of Oura Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

September 21, 2026